[EXHIBIT 10.1.35]

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January 10, 2006

Stanley Isaacs; 100% Entertainment, Inc.
Pat Corbitt; Red Hot Entertainment, LLC

RE: FAME/100%/Red Hot Deal Proposal
    VIA ELECTRONIC TRANMISSION WITH
    HARD COPY TO FOLLOW


Dear Stanley and Pat;

This letter serves as our intent to structure the basics on which our companies will proceed in the production and distribution of feature films.

1-Mutual approval of cast, script and budget. Budgets not to exceed $800,000 unless agreed upon by the parties. Pat Corbitt and Stanley Isaacs are pre-approved as directors and Unreal
Productions pre-approved as CGI facility.

2-100%/Red Hot as one Party and FAME or its designee being the other Party; both parties to provide 50% of the production budget in a format that excludes completion bond and bank discount/costs.

3-100%RedHot will be responsible for completion of the picture on a mutually agreed upon date, said date to be adjustable for mutually agreed upon artistic or logistical reasons. The picture will be shot in Hi-Def with all normal associated delivery requirements of a Hi-Def feature film. Both parties shall approve the final cut, with the understanding that in the case of a dispute on the final cut between the parties FAME shall have the final decision. 100%/Red Hot shall be responsible to deliver both a "theatrical" version as well as a clear cover version for TV.

4-FAME shall receive a distribution/sales fee of 25% for foreign distribution and 20% for domestic distribution. Both parties must approve any distributor(s) other than FAME or any third party or sub-distributors and any fees over and above the fees listed above, such approval shall be timely and not unreasonably withheld.

5-If required and by mutual agreement, FAME will advance costs for digital conversion of Hi-Def master to 35mm, such costs recoupable off the top.

6-FAME will advance all necessary marketing costs it deems reasonable and prudent according to a mutually approved budget, such costs recouped off the top.


Film and Music Entertainment, Inc.
5670 Wilshire Blvd., Suite 1690
Los Angeles, CA 90036
Phone:  323.904.5200 Fax:  323.904.5201
www.famefilm.com


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7-The Parties shall own the copyright of the film 50/50
(including sequel-prequel and derivative rights)

8-After distribution/marketing costs, both parties will split
50/50 on all profits worldwide net of 3rd party participations and deferments, if any.

9-Both Parties to have 'Presentation' and other credits as agreed.

10-FAME shall have the option for an additional 10 pictures at the same terms as above for a period of Four (4) years from the delivery of the picture contemplated herein, budgets to be adjusted for inflation increases as required.

11-All films contemplated herein shall not exceed a rating of "R".

12-Any disputes including any relating to any subsequent agreements will be settled by arbitration.

13-All of the above terms are private and confidential, and all public releases relating to the terms shall be mutually approved by both Parties.

This letter embodies the basic terms of our agreement as drafted in Los Angeles, California and it is anticipated that the Parties will execute more formal long form agreements at a later date. This agreement can be executed in counterparts, each being considered an original, all of which shall become a part of the whole hereof.

Regards,

Lawrence S. Lotman (sig.)

Lawrence S. Lotman
Secretary, Director, V.P. Finance


Agreed and accepted this 13th day of January 2006


On behalf of 100% Entertainment, Inc.	On Behalf of Red Hot Entertainment


Stanley Isaacs (sig.)                   Pat Corbitt (sig.)
---------------------------             -----------------------------
Stanley Isaacs                          Pat Corbitt

Its:  President                         Its:  Partner
    -----------------------                 -------------------------






Film and Music Entertainment, Inc.
5670 Wilshire Blvd., Suite 1690
Los Angeles, CA 90036
Phone:  323.904.5200 Fax:  323.904.5201
www.famefilm.com

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